Exhibit 10.1

The NASDAQ OMX Group, Inc.

Board Compensation Policy

Approved April 16, 2008 for Implementation in Conjunction

with 2008 Annual Shareholders Meeting

Annual Retainer Compensation for Non-Employee Directors

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Annual Non-Employee Director (“Director”) compensation will be based on a compensation year in connection with the Annual Meeting. This enables Directors to receive equity immediately following election and appointment to the Board at the annual shareholders meeting.

•	Annual Retainer compensation will be equal to a total value of $75,000 for each Director, other than the Chairman of the Board and the Deputy Chairman of the Board.

•	Annual Retainer compensation will be equal to a total value of $125,000 for the Chairman of the Board.

•	Annual Retainer compensation will be equal to a total value of $95,000 for the Deputy Chairman of the Board.

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Directors may annually elect to receive 100% or 50% of the Annual Retainer compensation in cash, equity, or two equal portions of cash and equity. If selected, the equity portion of the annual retainer will be paid in the form of RSAs to be awarded automatically on the date of the annual shareholders meeting immediately following election and appointment to the Board. Each Director will have the opportunity to make this election during the thirty (30) day period preceding the annual shareholders meeting.

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Directors will be given an opportunity to review the Director Compensation Policy in advance of the shareholders meeting, and will be asked to make the election prior to the shareholders meeting if a grant of RSAs is requested. If the Director declines to make an election, the entire Annual Retainer will be paid in cash.

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Calculation of the number of shares of restricted stock to be awarded to Directors who elect to receive part or all of their annual retainer in restricted stock will be valued at 100% of face value and based on the closing price of Common Stock on the date of the grant . Restricted stock awards are non-transferable and must be issued to the Director.

•	The cash portion selected will be paid quarterly in equal installments.

•	All Director RSAs will be granted under The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Equity Plan”).

•	A Director appointed after the annual shareholders meeting will be eligible to receive a prorated share of the annual retainer compensation.

Annual Equity for Non-Employee Directors

•	All Directors will receive equity in the form of Restricted Stock Awards (“RSAs”) in the amount of $75,000 per annum. Restricted stock awards are non-transferable and must be issued to the Director.

•	The annual equity award will be granted to each Director automatically on the date of the annual shareholders meeting immediately following the Director’s election and appointment to the Board.

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Calculation of the number of shares of restricted stock to be awarded will be valued at 100% of face value and based on the closing price of Common Stock on the date of the grant at a value of $75,000.

•	The RSA vesting schedule and other pertinent information related to the RSAs grants are discussed below in the RSAs section.

•	A Director appointed after the annual shareholders meeting will be eligible to receive a prorated equity grant at the Director’s first Board meeting.

Board and Committee Meeting Fees for Non-Employee Directors

•	Each Director will receive a fee of $1,000 for each Board meeting attended. These fees will be paid quarterly.

•	Each Director will receive a fee of $1,000 for each Committee meeting attended. These fees will be paid quarterly.

Annual Committee Chair Fees

•	The Chairperson of the Audit Committee will receive an Annual Chair Fee of $25,000.

•	Each Chairperson of the Finance, Management Compensation, and Corporate Governance Committees will receive an Annual Chair Fee of $15,000.

•	Annual Chair fees will be paid in the form of cash at the beginning of the annual compensation cycle.

Audit Committee Member Fees

•	Each Non-Chair Member of the Audit Committee will receive an annual membership fee of $5,000.

•	Annual Member fees will be paid in the form of cash at the beginning of the annual compensation cycle.

RSAs

•	RSA Vesting

•	RSAs will vest 100% two (2) years from the date of grant. RSAs will also vest upon the scheduled expiration of a Director’s term, if such term is not renewed.

•	Upon a Director’s resignation (other than for death or disability) prior to the end of the Director’s term, RSAs will be forfeited.

•	Upon termination of a Director for “Misconduct” all RSAs will be forfeited without further consideration to the Director.

•	Upon termination of a Director on account of his death or “Disability,” RSAs will vest.

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Shortly after vesting, your vested shares will appear in your account at E*trade. You may view your information by logging directly onto your online E*Trade account at https://us.etrade.com/e/t/user/login_sp. Additionally, you may contact E*Trade’s Executive Services Team at 1.866.987.2339 or via email at executive services@etrade.com

•	RSA Agreements, Share Restrictions & Voting Rights

•	RSAs will be evidenced by an RSA Agreement to be entered into with each Director and will be governed by the Equity Incentive Plan.

•	Once vested, shares will be freely tradable. NASDAQ OMX does not have a repurchase right or obligation.

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As all the private company restrictions on NASDAQ OMX common stock sold in the private placement expired on June 28, 2002, these shares will be freely transferable upon vesting. Trading in these shares, however, will be subject to the Policy Statement On Trading

In NASDAQ OMX and Other Securities By Directors and Officers and to any contractual restrictions on transfer, such as lock-up agreements, that may be applicable

•	During the vesting period, unvested restricted shares may be voted.

•	Taxes

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Taxes on restricted stock are generally not imposed at the time of grant. However, once shares vest, the values of the vested shares are taxed as ordinary income. Alternatively, a Section 83(b) election may be filed with the IRS within 30 days of the date of grant. An 83(b) election, allows for the taxes to be paid on the value of the unvested RSA on the date of grant, instead of at the time of vesting.

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If an 83(b) election is not made, tax will be due on the value of the vested portion of the RSA on the date of vesting using NASDAQ OMX’s “Fair Market Value.” The payment of these taxes will be made by the Director directly to the IRS based upon the Director’s own personal tax situation. NASDAQ OMX will provide the Director with the appropriate 1099M in the year following the vesting (additional tax information will be provided if the Director is filing taxes on a quarterly basis).

•	Any future appreciation realized when a Director sells or transfers the vested RSA shares will be taxed at the applicable capital gains rate.

•	NASDAQ OMX encourages its Directors to consult with a tax advisor before making a Section 83(b) election.

•	Reporting and Disclosure

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SEC Form 4s (Change in Beneficial Ownership) must be filed by each Director with the SEC within 2 days of RSA grants. The Director may request NASDAQ’s assistance in the preparation and filing of Section 16 reports via the “COMPANY ASSISTANCE WITH SECTION 16 REPORTING” form and by providing a completed Power of Attorney and CIK/CCC Code, if the Director has a CIK/CCC Code currently assigned.

•	RSAs will be reflected as stock owned by Directors in the Beneficial Ownership Table of the NASDAQ OMX Proxy and will be disclosed under the general Director compensation section of the Proxy.

•	Accounting

•	RSAs are expensed by the issuer over the vesting period.